EXHIBIT 99.1

             CAUTIONARY STATEMENTS REGARDING SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     The Company is filing this cautionary statement identifying important factors that could cause the Company's actual results to differ materially from those projected in forward looking statements of the Company made by, or on behalf of, the Company.

Dependence on Key Customers and the Telecommunications Industry

     The Company derives a substantial portion of its revenue from customers in the telecommunications industry, particularly BellSouth. The Company anticipates that it will continue to derive a significant portion of its revenue from services performed for customers in the telecommunications industry and specifically BellSouth. The loss of BellSouth as a customer or a significant reduction in the aggregate amount of business generated by these customers could have a material adverse effect on the Company's results of operations.

     In addition, there are a number of factors that could adversely affect these and the Company's other customers and their ability or willingness to fund capital expenditures in the future, which in turn could have a material adverse effect on the Company's results of operations. These factors include the potential adverse nature of, or the uncertainty caused by, changes in governmental regulation, technological changes, increased competition, adverse financing conditions for the industry and economic conditions generally. Further, the volume of work awarded under contracts with the Company's public utility customers is subject to periodic appropriations during the term of the contract, and a failure by the customer to receive sufficient appropriations could result in a reduction in the volume of work under these contracts or a delay in payments, which in turn could negatively affect the Company.

Risks Inherent in Growth Strategy

     The Company has grown rapidly through the acquisition of other companies and its growth strategy is dependent in part on additional acquisitions. The Company anticipates that it will make additional acquisitions and is actively seeking and evaluating new acquisition candidates. There can be no assurance that the Company will be able to continue to identify and acquire appropriate businesses or obtain financing for acquisitions on satisfactory terms or that acquired companies will perform as expected. The Company's growth strategy presents the risks inherent in assessing the value, strengths and weaknesses of growth opportunities, in evaluating the costs and uncertain returns of expanding the operations of the Company and in integrating existing operations with new acquisitions. Future competition for acquisition candidates could raise prices for these targets and lengthen the time period required to recoup the Company's investment. The Company's growth strategy also assumes there will be a significant increase in demand for telecommunications and other infrastructure services, which may not materialize. The Company's anticipated growth may place significant demands on the Company's management and its operational, financial and marketing resources. The Company's operating results could be adversely affected if it is unable to integrate and manage acquired companies successfully. Future acquisitions by the Company could also result in the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's financial condition and results of operations.


Risks of Foreign Operations

     Some of the countries in which the Company conducts business are experiencing or have experienced political, economic or social instability, including expropriations, currency devaluations, hyper-inflation, confiscatory taxation or other adverse regulatory or legislative developments, or have limited the repatriation of investment income, capital and other assets. There can be no assurance that some of these circumstances will not occur in the future or that, if they occur, they will not have a material adverse effect on the Company's financial condition and results of operations.

     The Company conducts business in several foreign currencies that are subject to fluctuations in the exchange rate relative to the U.S. dollar. The Company's results of operations from foreign activities are translated into U.S. dollars at the average prevailing rates of exchange during the period reported, which average rates may differ from the actual rates of exchange in effect at the time of actual conversion into U.S. dollars. The Company monitors its currency exchange risk but currently does not hedge against this risk. There can be no assurance that currency exchange fluctuations will not adversely affect the Company's financial condition or results of operations.

Dependence on Labor Force

     The Company's business is labor intensive with high employee turnover in many operations. The low unemployment rate in the United States has made it more difficult to find qualified personnel at low cost in some areas where the Company operates. Shortages of labor or increased labor costs could have a material adverse effect on the Company's operations. There can be no assurance that the Company will be able to continue to hire and retain a sufficient labor force of qualified persons.

Dependence on Management

     The Company's businesses are managed by a small number of key executive and operational officers, including Jorge Mas, the Company's Chairman, President and Chief Executive Officer, Joel-Tomas Citron, the Company's Vice Chairman, and the Company's service line presidents. The loss of services of certain of these executives and managers could have a material adverse effect on the Company. The Company's growth strategy also is dependent on its ability to hire and retain additional qualified management personnel. There can be no assurance that the Company will be able to hire and retain such personnel.

Technological Changes

     The telecommunications industry is subject to rapid changes in technology. Wireline systems used for the transmission of video, voice and data face potential displacement by various technologies, including wireless technologies such as direct broadcast satellite television and cellular telephony. An increase in the use of such technologies could, over the long term, have an adverse effect on the Company's wireline operations.

Seasonality; Variability of Quarterly Results

     The Company's external network services business is subject to seasonality, with the Company experiencing a reduction in revenue during the first and fourth quarters relative to other quarters. This reduction is due, in large part, to reduced expenditures and work order requests of the Company's telecommunications and other utility customers, particularly the ILEC's, at the end of their budgetary years, which typically end in December. The onset of winter also affects the Company's ability to render external networks in certain regions of the United States.

     The Company may experience variances in quarterly results as a consequence of winning major contracts, which typically require significant start-up costs in one period and realization of the benefit of contractual revenue in subsequent periods, or as a result of the completion of major contracts. In addition, the amount and type of work performed at any given time and the general mix of customers for which work is being performed can vary significantly from quarter to quarter, which also may affect quarterly results.

Short-Term Nature of Contracts; Failure to Renew or Win Bids

     A significant portion of the Company's services are provided on a non-recurring, project by project basis under contracts of relatively short duration, typically less than one year. Many of the Company's contracts with its customers, including most of its master contracts and contracts with its public utility customers, are subject to cancellation by the customer without notice or on relatively short notice, typically 90 to 180 days, even if the Company is not in default under the contract. Many of the Company's contracts, including master contracts, also are opened to public bid at the expiration of the contract term, and there can be no assurance that the Company will be the successful bidder on existing contracts that come up for bid. Cancellation of a significant number of contracts by the Company's customers or the failure of the Company to win a significant number of existing contracts upon re-bid could have a material adverse effect on the Company.

Disposal of Non-Core Assets

     The Company currently has investments in a number of non-core assets, including non-operating real estate, an interest in an Argentine cable television operator, an interest in an Ecuadorian cellular telephone company, and a voice and data teleport facility. The Company is exploring strategic alternatives to maximize the value of these assets. There can be no assurance that the Company will be successful in achieving any proposed alternatives or that the achievement of any proposed alternatives would not result in a charge, loss or tax liability.

Controlling Shareholders

     Jorge Mas, the Company's Chairman, President and Chief Executive Officer, and other family members beneficially own more than 50% of the outstanding shares of Common Stock of the Company. Accordingly, they have the power to control the affairs of the Company.

Restrictions Imposed By Credit Facility and Senior Notes

     The Credit Facility and the Senior Notes contain customary events of default and covenants which prohibit the Company, among other things, making investments in excess of specified amounts, incurring additional indebtedness in excess of a specified amount, paying dividends in excess of a specified amount, making capital expenditures in excess of a specified amount, creating liens, prepaying other indebtedness, including the Senior Notes and engaging in certain margins or combinations without the prior written consent of the lenders. The Credit Facility also provides that the Company must maintain certain financial ratio coverage, requiring, among other things, minimum ratios at the end of each fiscal quarter of debt to earnings and earnings to interest expense. The ability of the Company to comply with such provisions may be affected by events that are beyond the Company's control. The breach of any of these covenants could result in a default under the Credit Facility and the Senior Notes indenture and a subsequent acceleration of such indebtedness. In addition, as a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be restricted significantly, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company.